Arcadia HealthCare Announces $32.5M Extension of Maturities with

JANA Partners and Comerica Bank

Deals Improve Balance Sheet and Lowers Interest Expense

Indianapolis, Indiana - January 31, 2008 - Arcadia Resources, Inc. (AMEX: KAD) which provides innovative consumer health care services under the trade name Arcadia HealthCare, announced today that it has completed an extension of approximately $15.5 million of short-term debt held by affiliates of Jana Partners, LLC and the extension of approximately $17 million of short-term debt held by Comerica Bank in two separate transactions.

Under the terms of the agreements, the original debt obligations, one which was due on June 30, 2008 and the other which was due on October 1, 2008, will both have a new maturity date of October 1, 2009. Additionally, the JANA extension provides a fixed annual interest expense of 10% beginning on April 1, 2008, versus the previous rate of LIBOR +8%, resulting in a reduction in Arcadia's go-forward interest expense. All other material terms of the debt obligations remain unchanged.

"Converting this short-term debt to a longer maturity improves our balance sheet and provides Arcadia with additional resources to fuel continued revenue growth," said Marvin R. Richardson, Chief Executive Officer and President of Arcadia Resources, Inc. "This debt restructuring is a testament to our ongoing commitment to being fiscally responsible, allowing us to focus the company's attention on driving sales growth, serving our customers and delivering value to our shareholders. Moreover, we are certainly pleased that JANA and Comerica recognize the success of our turnaround efforts and remain engaged with our go-forward business strategies."

About Arcadia HealthCare

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (AMEX: KAD), and is a leading provider of home health care / medical staffing; respiratory / durable medical equipment and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient's prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The 30-day supply of medication is delivered directly to a patient's home in a convenient dispensing box - with "peace of mind" a pharmacist has reviewed the entire medication profile for that month's supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com.

Additionally, Arcadia extends its health care offerings through affiliated and managed locations on a fee for service basis.

The Company, headquartered in Indianapolis, Indiana, has grown into 110 locations in 22 states primarily through acquisitions, and currently services over 100,000 homes annually through its 13,000 full and part-time associates. Arcadia HealthCare's comprehensive solutions are geared to keep people at home and healthier longer.

The Company's annual report on Form 10-K for the year ended March 31, 2007 is available on the Company's website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.com).

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. The forward looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

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Contact:                    Amalia "Molly" Blanco (317) 569-8234, x 103